77.   Attachments

77C.  Submission of Matters to a Vote of Security Holders

      Special Meeting of Shareholders

      On January 30, 2006, a Special Meeting of Shareholders of the Genworth Financial Contra Fund was held in order to:

      1. Vote upon the approval of an Investment Advisory Agreement to take effect upon a deemed change of control of GE Private Asset Management, Inc. ("Adviser"), the current investment adviser to the Fund, under terms and conditions substantially identical to the current agreement, as described in Proposal 1 of the attached proxy statement.

      2. Vote upon the approval of an Investment Sub-Advisory Agreement between Adviser and Credit Suisse Asset Management, LLC, the current investment sub-adviser to the Fund, to take effect upon a deemed change of control of Adviser, under terms and conditions substantially identical to the current agreement, as described in Proposal 2 of the attached proxy statement.


      Approval of an Investment Advisory Agreement

                      Number of Shares
      ---------------------------------------------------
          For              Against               Abstain
          ---              -------               -------
      373,391.080         4,861.037            27,452.507


      Approval of new Investment Sub-Advisory Agreement

                      Number of Shares
      ---------------------------------------------------
          For              Against               Abstain
          ---              -------               -------
      371,459.977         5,457.275            28,787.372